EXHIBIT 99.1

               PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    John E. Anderson
            Chief Executive Officer      904/396-5733, Ext. 3215
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PATRIOT  TRANSPORTATION HOLDING, INC. ANNOUNCES CLOSING  ON
PREVIOUSLY ANNOUNCED SALE OF PROPERTIES IN FLORIDA AND VIRGINIA
FOR $16,624,000.

Jacksonville,  Florida: May 7, 2004 -- Patriot Transportation
Holding, Inc. (NASDAQ-PATR) announced that its subsidiary, Florida Rock Properties, Inc., has closed on the previously announced sale of two parcels of property to Florida Rock Industries, Inc. (FRI).

The Springfield, Virginia property, which was leased to a subsidiary of FRI for $650,000 per year, contains 108 acres and is located in the northwest quadrant of I-395 and I-495 at Edsall Road. This property was sold to a subsidiary of FRI for $15,000,000 in cash. The Miami, Florida property contains 935 acres and is composed of mined-out lakes, mitigation areas, 145 acres of mineable land and 32 acres of roads and railroad right-of-ways. This property was sold to FRI for $1,624,000 in cash. The net proceeds from these sales will be placed in escrow in anticipation of identifying suitable exchange properties and redeploying the proceeds in a tax deferred exchange under Section 1031 of the Internal Revenue Code.

The Company will recognize a gain from discontinued operations, net of income taxes, on the sale of these properties of $9,004,000 or $3.02 per diluted common share. The sales and results of operations of these two properties will be classified as discontinued operations because they are components of an entity with operations and cash flows that can be clearly distinguished and will be eliminated from the ongoing operations of the Company.

Because FRI is a related party, both of these transactions were approved by committees of independent directors of the Company after considering among other factors, the terms of the existing lease agreements, alternative uses of the properties and consultation with management.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of petroleum products and other liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.

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 1801 Art Museum Drive/P.O. Box 45243/Jacksonville, Florida 32232/
                           (904) 396-5733

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